Exhibit 10(o)

TASTY BAKING COMPANY

DEFERRED STOCK UNIT PLAN FOR DIRECTORS

EFFECTIVE AS OF FEBRUARY 15, 2007

A.  PURPOSE

This Tasty Baking Company Deferred Stock Unit Plan for Directors (the “Plan”) is intended to enable the Company to attract and retain high caliber persons to serve as directors by providing deferred units of common stock of Tasty Baking Company (the “Company”) to Directors of the Company. The Plan is established, effective as of February 15, 2007, to grant awards of deferred stock units (“DSUs”) to members of the Board of Directors under the LTIPs (as defined in Section D. 3, below), subject to such terms and conditions as determined by the Compensation Committee of the Board of Directors (the “Committee”).

B.  ADMINISTRATION

1.  The Plan is to be administered by the Committee.

2.  The Committee shall have the power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan and to interpret and rule on any questions respecting any provision of the Plan.

3.  Decisions of the Committee concerning the Plan shall be binding on the Company and on all persons eligible to participate in the Plan.

C.  ELIGIBILITY

All individuals who serve on the Board of Directors of the Company on and after the date of adoption of the Plan shall be eligible to participate in the Plan, other than a Director who is an officer or employee of the Company.

D.  GRANTS OF DEFERRED STOCK UNITS, PAYMENT AND VESTING.

1.  For each fiscal quarter of the Company ending after February 15, 2007, the Company shall credit DSUs to the Director’s account under the Plan, provided that he or she is a Director of the Company on the last day of such quarter, equivalent in value to $4,000 on the last day of such quarter. The number of DSUs that are credited for the quarter shall be determined by dividing $4,000 by the per share closing price of shares of the Company’s common stock on NASDAQ (or any national securities exchange or stock market on which the shares are then listed) on the last business day of the quarter.

2.  On each date that the Company pays dividends on its common stock subsequent to February 15, 2007, the Company shall credit DSUs to the Director’s account, provided he or she is a Director of the Company on the dividend record date, equal to the number of shares of common stock of the Company that would result from the reinvestment of dividends in shares of common stock of the Company equal to the number of DSUs that are credited to the Director’s account immediately prior to the record date of such dividends. The number of such DSUs shall be determined by dividing the total amount of such dividend equivalents by the per share closing price of the Company’s common stock on NASDAQ (or any national securities exchange or stock market on which the shares are then listed) on the date that the Company pays the dividend to shareholders.

3.  Grants of DSUs that are credited to a Director’s account under this Plan shall be made under the Tasty Baking Company 2003 or 2006 Long Term Incentive Plans, or such other long term incentive plan as from time to time in effect (such plans collectively, the “LTIPs”), as determined by the Committee. Grants of DSUs under the LTIPs shall only be made to the extent permitted under and in accordance with applicable law and stock market rules. In addition to the terms and conditions set forth herein, the terms and conditions of the DSUs awarded to Directors under the Plan shall be governed by the respective LTIP under which they were granted, including without limitation, the equitable adjustment and change of control provisions set forth in the LTIP.

4.  Upon a Director’s termination of service as a Director of the Company, he or she shall be entitled to receive payment in shares of common stock of Tasty Baking Company equal to the number of vested DSUs that are credited to the Director’s account. Fractional DSUs shall be rounded upwards to the next whole number of shares. If the Director’s termination of service is due to death, payment of the shares shall be made to the Director’s estate.

5.  A Director may elect to receive payment of his or her account balance under the Plan in a lump sum or in annual installments payable over five (5) years. For individuals serving as Directors of the Company on February 15, 2007, any such election must be made on or before December 31, 2007, or such later date as may be permitted in regulations or other guidance issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”). Any individual who commences service as a Director after February 15, 2007, shall elect the form of payment of benefits under the Plan no later than thirty (30) days after becoming a Director or by such later date as may be permitted by regulations or other guidance under Section 409A of the Code. In the absence of an election by a Director as to the form of payment, benefits shall be paid in a lump sum. Payment of benefits in the form of a lump sum or installments shall commence not later than December 31st of the year in which the Director terminates service, or if later, the 15th day of the third month following the date of the Director’s termination of service. Any election by a Director as to the form of payment may only apply to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

6.  Any benefits accrued hereunder by reason of service as a Director of the Company shall be vested upon the completion of five years of continuous service on the Board of Directors (whether before or after the adoption of the Plan), and no amendment, suspension or termination of the Plan shall have any material adverse effect thereon. For the avoidance of doubt, in the event a Director has not completed five years of continuous service at the time his or her service as a Director of the Company terminates, he/she will not be entitled to receive any shares or other benefit under the Plan.

E.  AMENDMENT, SUSPENSION AND TERMINATION OF PLAN

The Committee may from time to time amend, suspend or terminate the Plan, in whole or in part, except that no such amendment, suspension or termination shall materially adversely affect benefits already paid or accrued under the Plan. Any termination of the Plan must satisfy the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

F.  FUNDING

The Plan shall not be funded. No promises under this Plan shall be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of such promises.

G.  GENERAL PROVISIONS

1.  Neither the establishment of the Plan nor the payment of any benefit hereunder nor any action of the Company, including its Board of Directors, in connection therewith shall be held or construed to confer upon any individual any legal right to remain on the Board of Directors of the Company.

2.  No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt thereat shall be void. No such benefit shall, prior to receipt thereof by an individual, be in any manner liable for or subject to such individual’s debts, contracts, liabilities, engagements, or torts.

3.  This Plan shall inure to the benefit of, and be binding upon, the successors and assigns of the Company.

4.  The Company shall deduct from the amount of any payments hereunder all taxes required to be withheld by applicable laws.

5.  This Plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

6.  The Company intends that transactions pursuant to the Plan shall be exempt under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, unless otherwise determined by the Company.